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EXHIBIT 23.2

Note Regarding Consent of Arthur Andersen LLP.

        After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to the incorporation by reference of their report for our fiscal year ended April 29, 2001, into our previously filed registration statements under the Securities Act of 1933, and we have not filed that consent with this Annual Report on Form 10-K in reliance upon Rule 437a under the Securities Act. Because we have not been able to obtain Arthur Andersen's consent, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen or any omission to state a material fact required to be stated therein.

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  EXHIBIT 23.2